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                         [Letterhead]


                         June 19, 1997


Midisoft Corporation
1605 N.W. Sammarnish Rd., Suite 205
Issaquah, Washington 98027

     Re:  Registration Statement on Form S-3
          (S.E.C. File No. 333-______) Covering
          Public Offering of 675,000 Shares of
          Midisoft Corporation Common Stock by
          Certain Selling Shareholders
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Gentlemen:

     We have acted as counsel to Midisoft Corporation, a Washington corporation (the "Company"), in connection with the proposed public offering of 675,000 shares of Common Stock (the "Shares") to be offered and sold by certain selling securityholders, all in accordance with the registration provisions of the Securities Act of 1933, as amended.

     In such capacity, we have examined, among other documents, the Registration Statement on Form S-3 (File No. 333-_______) filed by the Company with the Securities and Exchange Commission on or about the date hereof (as the same may be further amended from time to time, the "Registration Statement"), covering the public offering of the above-described securities.
     Based on the foregoing and on such further examination as we have deemed relevant and necessary, we are of the opinion that:

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Midisoft Corporation
June 19, 1997
Page 2

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Washington.

     2. The Shares have been legally and validly authorized under the Articles of Incorporation of the Company, as amended, and are duly and validly issued, outstanding, and fully paid and nonassessable securities of the Company.

     We hereby consent to the use of our name and to the references to our firm beneath the caption "LEGAL MATTERS" in the Prospectus forming a part of the Registration Statement, and to the filing of a copy of this opinion as Exhibit No. 5 thereto.

                               Very truly yours,